                                                                  Exhibit 4.1

                   AMENDED AND RESTATED 1995 STOCK OPTION PLAN


                                     PART I
                     DEFINITIONS AND ADMINISTRATIVE MATTERS


SECTION 1.        Purpose; Definitions

         The purpose of the Rom Tech, Inc. Amended and Restated 1995 Stock Option Plan (the "Plan") is to enable employees, officers, directors and independent contractors of Rom Tech, Inc. ("the Company") to (i) own shares of stock in the Company, (ii) participate in the stockholder value which has been created, (iii) have a mutuality of interest with other stockholders and (iv) enable the Company to attract, retain and motivate employees, officers, directors and independent contractors of particular merit.

         For the purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Board" means the Board of Directors of the Company.

         (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

         (c) "Company" means Rom Tech, Inc., its Subsidiaries or any successor organization.

         (d) "Disability" means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

         (e) "Disinterested Person" shall have the meaning set forth in the Rules.

         (f) "Eligible Independent Contractor" means an independent contractor hired by the Company who is neither an Employee of the Company nor a Non-Employee Director.

         (g) "Employee" means any person, including a director, who is employed by the Company and is compensated for such employment by a regular salary.

         (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (i) "Fair Market Value" means the per share value of the Stock as of any given date, as determined by reference to the price of the last traded share of Stock on the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System for such date or the next preceding date that Stock was traded on such market, or, in the event the Stock is listed on a stock exchange, the closing price per share of Stock as reported on such exchange for such date.

         (j) "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

                  (k) "Insider" means a Participant who is subject to Section 16 of the Exchange Act.

                  (l) "Non-Employee Director" means any member of the Board who is not an Employee of the Company and is not compensated for employment by a regular salary.

                  (m) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

                  (n) "Parent means any corporation which owns stock entitling such corporation to fifty percent (50%) or more of the voting power of the Company.

                  (o) "Participant" means an Employee, officer, Non-Employee Director or Eligible Independent Contractor to whom an award is granted pursuant to the Plan.

                  (p) "Plan" means the Rom Tech, Inc. Amended and Restated 1995 Stock Option Plan, as hereinafter amended from time to time.

                  (q) "Rules" means Rule 16(b)(3) and any successor provisions promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

                  (r) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (s) "Securities Broker" means the registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 5(d) hereof.

                  (t) "Stock" means the Common Stock of the Company, without par value.

                  (u) "Stock Option" or "Option" means any option to purchase shares of Stock (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 below.

                  (v) "Subsidiary" means any corporation owned, in whole or in part, by the Company.

SECTION 2. Administration

        2.1 The portion of the Plan with respect to the grant of Options pursuant to Part II shall be administered by the Board, provided, however, that the Board reserves the right to delegate such administration to a committee of the Board comprised of such directors as the Board may determine, and who shall serve at the pleasure of the Board.

        The Board shall have the authority to grant pursuant to the terms of the
Plan: Stock Options to Employees (including directors who are Employees) and officers of the Company, and Eligible Independent Contractors. In particular, the Board shall, subject to the limitations and terms of the Plan, have the authority:

                  (i) to select the officers, directors (who are Employees) and other Employees of the Company, and the Eligible Independent Contractors to whom Stock Options may from time to time be granted hereunder;

                  (ii) to determine whether and to what extent incentive Stock Options are to be granted hereunder;

                  (iii) to determine the number of shares to be covered by each such award granted hereunder;

                  (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, including the option or exercise price and any restrictions or limitations, based upon such factors as the Board shall determine, in its sole discretion;

                  (v) to determine whether and under what circumstances a Stock Option may be exercised and settled in cash or Stock or without a payment of cash;

                  (vi) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant; and

                  (vii) to amend the terms of any outstanding award (with the consent of the Participant) to reflect terms not otherwise inconsistent with the Plan, including amendments concerning exercise price changes, vesting acceleration or forfeiture waiver regarding any award or the extension of a Participant's right with respect to awards granted under the Plan, as a result of termination of employment or service or otherwise, based on such factors as the Board shall determine, in its sole discretion.

         The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan, provided that the Board may delegate to the Chief Executive Officer of the Company, or such other officer as may be designated by the Board, the authority, subject to guidelines prescribed by the Board, to grant Options to Employees and Eligible Independent Contractors who are not then subject to the provisions of Section 16 of the Exchange Act, and to determine the number of shares to be covered by any such Option, and the Board may authorize any one or more of such persons to execute and deliver documents on behalf of the Board, provided that no such delegation may be made that would cause grants of Options to persons subject to Section 16 of the Exchange Act to fail to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. Determinations, interpretations or other actions made or taken by the Board pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons.

         No member of the Board or any committee designated by the Board to administer the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Option granted under it. Nothing herein shall be deemed to expand the personal liability of a member of the Board or any such committee beyond that which may arise under any applicable standards set forth in the Company's by-laws and Pennsylvania law, nor shall anything herein limit any rights to indemnification or advancement of expenses to which any member of the Board or such committee may be entitled under any by-law, agreement, vote of the stockholders or directors, or otherwise.

         2.2 The portion of the Plan with respect to the grant of Options pursuant to Part III shall be administered by the Board. Grants of Stock Options under Part III of the Plan and the amount, price and timing of the awards to be granted will be automatic, as described in Part III hereof. All questions of interpretation of the Plan with respect to the grant of Options pursuant to Part III will be determined by the Board, and such determination shall, unless otherwise determined by the Board, be final and conclusive on all persons having any interest hereunder.

SECTION 3.        Stock Subject to the Plan

         3.1 The aggregate number of shares of Stock that may be issued or transferred under the Plan is 1,950,000, subject to adjustment pursuant to
Section 3.2 below. Such shares may be authorized but unissued shares or reacquired shares. If the number of shares of Stock issued under the Plan and the number of shares of Stock subject to outstanding awards (taking into account the share counting requirements established under the Rules) equals the maximum number of shares of Stock authorized under the Plan, no further awards shall be made unless the Plan is amended in accordance with the Rules or additional shares of Stock become available for further awards under the Plan. If and to the extent that Options granted under the Plan terminate, expire or are canceled without having been exercised, such shares shall again be available for subsequent awards under the Plan.

         3.2 If any change is made to the Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding awards under the Plan, the Board shall preserve the value of the outstanding awards by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company's capital structure, and by making appropriate adjustments to the number and class of shares subject to an outstanding award and/or the option price of each outstanding Option, except that any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

         3.3 In any fiscal year of the Company, the maximum number of shares of Common Stock with respect to which Options may be granted to any optionee shall not exceed 5% of the Common Stock outstanding, as adjusted for stock splits, stock dividends or other similar changes affecting the Common Stock.

SECTION 4.        Designation of Optionees

                  4.1 Optionees under Part II of the Plan shall be selected, from time to time, by the Board from among those Employees and Eligible Independent Contractors who, in the opinion of the Board, occupy responsible positions and who have the capacity to contribute materially to the continued growth, development and long-term success of the Company and its Subsidiaries.

                  4.2 All Non-Employee Directors on the date of grant shall be eligible to receive Options under Part III of the Plan.

                                     PART II
            GRANTS TO EMPLOYEES AND ELIGIBLE INDEPENDENT CONTRACTORS
            --------------------------------------------------------

SECTION 5.        Stock Options

         Any Stock Option granted under Part II of the Plan shall be in such form as the Board may from time to time approve. Stock Options granted under
Part II of the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

         The Board shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

         Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under Section 422.

         Options granted hereunder shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall deem appropriate:

         5.1 Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Board at the time of grant; provided, however, that the option price per share for any Stock Option shall be not less than 100% of the Fair Market Value of the Stock on the date of grant.

             Any Incentive Stock Option granted to any optionee who, at the time the Option is granted, owns more than 10% of the voting power of all classes of stock of the Company or of a Parent or Subsidiary corporation (within the meaning of Section 424 of the Code), shall have an exercise price no less than 110% of Fair Market Value per share on the date of the grant.

         5.2 Option Term. The term of each Stock Option shall be fixed by the Board, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. However, any Incentive Stock Option granted to any optionee who, at the time the Option is granted, owns more than 10% of the voting power of all classes of stock of the Company or of a Parent or Subsidiary corporation may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.

         5.3 Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at or after grant. If the Board provides, in its discretion, that any Stock Option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Board shall determine, in its sole discretion.

         5.4 Method of Exercise. Subject to whatever installment exercise provisions apply under Section 5.3, Stock Options may be exercised in whole or in part at any time and from time to time during the Option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by cash, check, or such other instrument as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee (based upon the Fair Market Value of a share of Stock on the business date preceding tender if received prior to the close of the stock market and at the Fair Market Value on the date of tender if received after the stock market closes); provided, however, that, (i) in the case of an Incentive Stock Option, the right to make a payment in the form of unrestricted Stock already owned by the optionee may be authorized only at the time the Option is granted and (ii) the Company may require that the Stock has been owned by the Participant for a minimum period of time specified by the Board. In addition, if such unrestricted Stock was acquired through exercise of an Incentive Stock Option, such Stock shall have been held by the optionee for a period of not less than the holding period described in Section 422(a)(1) of the Code on the date of exercise, or if such Stock was acquired through exercise of a Non-Qualified Stock Option or of an option under a similar plan of the Company, such Stock shall have been held by the optionee for a period of more than one year on the date of exercise, and further provided that the optionee shall not have tendered Stock in payment of the exercise price of any other Option under the Plan or any other stock option plan of the Company within six calendar months of the date of exercise.


             To the extent permitted under the applicable laws and regulations, at the request of the Participant, and with the consent of the Board, the Company shall permit payment to be made by means of a "cashless exercise" of an Option. Payment by means of a cashless exercise shall be effected by the Participant delivering to the Securities Broker irrevocable instructions to sell a sufficient number of shares of Stock to cover the cost and expenses associated therewith and to deliver such amount to the Company.

             No shares of Stock shall be issued until full payment therefor has been made. An optionee shall not have any right to dividends or other rights of a stockholder with respect to shares subject to the Option until such time as Stock is issued in the name of the optionee following exercise of the Option in accordance with the Plan.
         5.5 Stock Option Agreement. Each Option granted under this Plan shall be evidenced by an appropriate Stock Option agreement, which agreement shall expressly specify whether such Option is an Incentive Stock Option or a Non-Qualified Stock Option and shall be executed by the Company and the optionee. The agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Board. Such terms and provisions may vary between optionees or as to the same optionee to whom more than one Option may be granted.

         5.6 Replacement Options. If an Option granted pursuant to the Plan may be exercised by an optionee by means of a stock-for-stock swap method of exercise as provided in 5.4 above, then the Board may, in its sole discretion and at the time of the original Option grant, authorize the Participant to automatically receive a replacement Option pursuant to this part of the Plan. This replacement Option shall cover a number of shares determined by the Board, but in no event more than the number of shares equal to the difference between the number of shares of the original Option exercised and the net shares received by the Participant from such exercise. The per share exercise price of the replacement Option shall equal the then current Fair Market Value of a share of Stock, and shall have a term extending to the expiration date of the original Option.

             The Board shall have the right, in its sole discretion and at any time, to discontinue the automatic grant of replacement Options if it determines the continuance of such grants to no longer be in the best interests of the Company.

         5.7 Non-transferability of Options. No Stock Option shall be transferable by the optionee other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted under the Rules, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Board may grant non-qualified Options that are transferable, without payment of consideration, to immediate family members (i.e., spouses, children and grandchildren) of the Optionee or to trusts for, or partnerships whose only partners are, such family members. The Board may also amend outstanding non-qualified Options to provide for such transferability.



         5.8 Termination of Employment by Reason of Death. Unless otherwise determined by the Board at or after grant, if any optionee dies during the optionee's period of employment by the Company, or during the periods referred to in Sections 5.9, 5.10 or 5.11, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such shorter period as the Board may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

         5.9 Termination of Employment by Reason of Disability. Unless otherwise determined by the Board at or after grant, if an optionee's employment by the Company terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period of one year (or such shorter period as the Board may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

         5.10 Termination of Employment Upon Retirement. Unless otherwise determined by the Board at or after grant, if an optionee's employment terminates due to retirement (as hereinafter defined), any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the date of retirement, or on such accelerated basis as the Board may specify at grant, for a period of one-year (or such shorter period as the Board may specify at grant) from the date of such retirement or until the expiration of the stated term of such Stock Option, whichever period is shorter. For purposes of this Section 5.10, "Retirement" shall mean any Employee retirement under the Company's retirement policy.

         5.11 Other Termination of Employment. Unless otherwise determined by the Board at or after grant, in the event of termination of employment (voluntary or involuntary) for any reason other than death, Disability or retirement, or if an Employee is terminated for cause, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such termination or on such accelerated basis as the Board may determine at or after grant, for a period of three months (or such shorter period as the Board may specify at grant) from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is shorter. If an Employee is terminated for cause, any Stock Option held by such Optionee shall terminate immediately.

         5.12 Incentive Stock Option Limitation. The aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year under the Plan and/or any other stock option plan of the Company shall not exceed $100,000.

         5.13 Termination of Eligible Independent Contractors Options. The termination provisions of Options granted to Eligible Independent Contractors shall be determined by the Board in its sole discretion.

         5.14 Withholding and Use of Shares to Satisfy Tax Obligations. The obligation of the Company to deliver Stock upon the exercise of any Option shall be subject to applicable federal, state and local tax withholding requirements.

              If the exercise of any Option is subject to the withholding requirements of applicable federal tax laws, the Board, in its discretion (and subject to such withholding rules ("Withholding Rules") as shall be adopted by the Board), may permit the optionee to satisfy the federal withholding tax, in whole or in part, by electing to have the Company withhold (or by delivering to the Company) shares of Stock, which Stock shall be valued, for this purpose, at their Fair Market Value on the date the amount of tax required to be withheld is determined (the "Determination Date"). Such election must be made in compliance with and subject to the Withholding Rules, and the Board may not withhold shares of Stock in excess of the number necessary to satisfy the minimum federal income tax withholding requirements. If Stock acquired upon the exercise of an Incentive Stock Option is used to satisfy such withholding requirement, such Stock must have been held by the optionee for a period of not less than the holding period described in Section 422(a)(1) of the Code on the Determination Date. If Stock acquired through the exercise of a Non-Qualified Stock Option or of an option under a similar plan is delivered by the optionee to the Company to satisfy such withholding requirement, such Stock must have been held by the optionee for a period of more than one year on the Determination Date. For Optionees subject to Section 16 of the Exchange Act, to the extent required by
Section 16, the election to have Stock withheld by the Company hereunder must be either (a) an irrevocable election made six months before the Determination Date; or (b) an irrevocable election where both the election and the Determination Date occur during one of the ten-day periods beginning on the third business day following the date of release of the Company's quarterly or annual summary financial data and ending on the twelfth business day following such release.

         5.15 Issuance of Shares and Compliance with Securities Acts. Within a reasonable time after exercise of an Option, the Company shall cause to be delivered to the optionee a certificate for the Stock purchased pursuant to the exercise of the Option. At the time of any exercise of any Option, the Company may, if it shall deem it necessary and desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, require the optionee to represent in writing to the Company that it is his or her then intention to acquire the Stock for investment and not with a view to distribution thereof and that such optionee will not dispose of such Stock in any manner that would involve a violation of applicable securities laws. In such event, no Stock shall be issued to such holder unless and until the Company is satisfied with such representation. Certificates for shares of Stock issued pursuant to the exercise of Options may bear an appropriate securities law legend.

                                    PART III
                        GRANTS TO NON-EMPLOYEE DIRECTORS


SECTION 6.        Grant of Options

         Options to purchase 10,000 shares of Common Stock, subject to adjustment as provided in Section 3.2 (the "Initial Options") and options to purchase 5,000 shares, subject to adjustments as provided in Section 3.2 (the "Annual Options"), shall be granted to Non-Employee Directors as follows:

                  (a) Each Non-Employee Director on the 30th day after the stockholders of the Company have approved the Plan shall be granted an Initial Option.

                  (b) Each Non-Employee Director who is not granted an Initial Option pursuant to Section 6(a), shall be granted an Initial Option on the first business day immediately following the date that such person is first elected or appointed to serve as a Non-Employee Director.

                  (c) Each year on January 1, each Non-Employee Director on such date shall be granted an Annual Option.

SECTION 7.        Types of Options

         All options granted under Part III of the Plan shall be non-qualified Stock Options for purposes of the Code.

SECTION 8.        Option Price

         The purchase price of each share of Stock issuable upon exercise of an Option will be equal to the Fair Market Value of the Stock on the date of grant.

SECTION 9.        Option Term and Rights to Exercise

         9.1 Period of Option and Rights to Exercise. Except as set forth herein, each Non-Employee Director who receives options under this Plan must continue to hold office as a Non-Employee Director of the Company for six months from the date that the Initial Option is granted and six months from the date each Annual Option is granted before he can exercise any part thereof. Thereafter, subject to the provisions of the Plan, options will vest and be exercisable as follows:

                  (a)      Initial Options.

                           (i) Each Initial Option will vest and be exercisable in full six months from the date of grant.

                           (ii) The right to exercise an Initial Option will expire on the fifth anniversary of the date on which the option was granted.

                           (iii) Once an Initial Option has become exercisable, such option may be exercised in whole at any time or in part from time to time until the expiration of the option, whether or not any option granted previously to the optionee remains outstanding at the time of such exercise.

                  (b)      Annual Options.

                           (i) Each Annual Option will vest and be exercisable on a cumulative basis as to 2,500 shares beginning six months from the date of grant and 2,500 additional shares beginning on the first anniversary of the date of grant.

                           (ii) The right to exercise an Annual Option will expire on the fifth anniversary of the date on which the option was granted.

                           (iii) Once each installment of an Annual Option has become exercisable, it may be exercised in whole at any time or in part from time to time until the expiration of the option, whether or not an option granted previously to the optionee remains outstanding at the time of such exercise.

SECTION 10.  Payment of Option Price

         Payment or provision for payment of the purchase price shall be made as follows: (i) in cash or check; (ii) by exchange of Stock valued at its Fair Market Value on the date of exercise; (iii) by means of a cashless exercise procedure by the delivery to the Company of an exercise notice and irrevocable instructions to the Securities Broker to sell a sufficient number of shares of Stock to pay the purchase price of the shares of Common Stock as to which such exercise relates and to deliver promptly such amount to the Company; or (iv) by any combination of the foregoing.

Where payment of the purchase price is to be made with shares of Stock acquired through exercise of a non-qualified Stock Option or of an option under a similar plan of the Company, such Stock shall have been held by the optionee for a period of more than one year on the date of exercise, and further provided that the optionee shall not have tendered Stock in payment of the exercise price of any other Option under the Plan or any other stock option plan of the Company within six calendar months of the date of exercise.

SECTION 11.  Termination of Service

         Upon cessation of service as a Non-Employee Director (for reasons other than retirement or death), including cessation of service due to physical or mental disability that prevents such person from rendering further services as a Non-Employee Director, only those options exercisable at the date of cessation of service shall be exercisable by the Non-Employee Director. Such options shall be exercisable for a period of three months from cessation of service of the Non-Employee Director or until the expiration of the Option, whichever period is shorter.

         Upon the retirement or death of a Non-Employee Director, options shall be exercisable as follows:

                  (a) Retirement. Upon retirement as a Non-Employee Director after the Non-Employee Director has served for at least six consecutive years as a director, all Options shall continue to be exercisable during their terms as if such person had remained a Non-Employee Director.

                  (b) Death. In the event of the death of a Non-Employee Director while a member of the Board, or within the period after termination of service referred to in the first paragraph of Section 11, the Options granted to him shall be exercisable, to the extent then exercisable, for a period of one year from the date of the Non-Employee Director's death, or until the expiration of the Option, whichever period is shorter.

SECTION 12.  No Guaranteed Term of Office

         Nothing in this Plan or any modification thereof, and no grant of an option, or any term thereof, shall be deemed an agreement or condition guaranteeing to any Non-Employee Director any particular term of office or limiting the right of the Company, the Board or the stockholders to terminate the term of office of any Non-Employee Director under the circumstances set forth in the Company's Certificate of Incorporation or Bylaws, or as otherwise provided by law.

SECTION 13.  Other Restrictions

         Sections 5.5, 5.7 and 5.15 of the Plan shall apply to options granted pursuant to Part III of the Plan.


                                     PART IV
                                  MISCELLANEOUS

SECTION 14.  Change in Control

         A "Change in Control" for purposes of this Plan shall mean any one of the events described below:

                  14.1 at any time during a period of two (2) consecutive years, at least a majority of the Board shall not consist of Continuing Directors. "Continuing Directors" shall mean directors of the Company at the beginning of such two-year period and directors who subsequently became such and whose selection or nomination for election by the Company's shareholders was approved by a majority of the then Continuing Directors; or

                  14.2 any person or "group" (as determined for purposes of Regulation 13D-G promulgated by the Commission under the Exchange Act or under any successor regulation), but excluding any majority-owned subsidiary or any employee benefit plan sponsored by the Company or any subsidiary or any trust or investment manager for the account of such a plan, shall have acquired "beneficial ownership" (as determined for purposes of such regulation) of the Company's securities representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities unless such acquisition is approved in advance by a majority of the directors of the Company who were in office immediately preceding such acquisition and any individual selected to fill any vacancy created by reason of the death or disability of any such director; or

                  14.3 the Company becomes a party to a merger, consolidation or share exchange in which either (i) the Company will not be the surviving corporation or (ii) the Company will be the surviving corporation and any outstanding shares of Common Stock will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change in ownership of the Company or other securities or cash or other property (excluding payments made solely for fractional shares); or

                  14.4 the Company's shareholders (i) approve any plan or proposal for the disposition or other transfer of all, or substantially all, of the assets of the Company, whether by means of a merger, reorganization, liquidation or dissolution or otherwise or (ii) dispose of, or become obligated to dispose of, 50% or more of the outstanding capital stock of the Company by tender offer or otherwise.

                  If a Change in Control has occurred, all outstanding options granted under the Plan shall be immediately exercisable by the holders of the options for the total remaining number of Shares covered by the options and shall survive any such event.

SECTION 15.  Amendments and Termination

         The Board may amend, alter or discontinue the Plan at any time and from time to time, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee or Participant under a Stock Option award theretofore granted, without the optionee's or Participant's consent, or which, without the approval of the Company's stockholders, would require stockholder approval under the Rules.

         Except for awards made pursuant to Part III, the Board may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent. Except for awards made to Non-Employee Directors pursuant to Part III, the Board may also substitute new Stock Options for previously granted Stock Options, including previously granted Stock Options having higher option prices. Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws, securities laws and accounting rules, as well as other developments.

SECTION 16.  Unfunded Status of Plan

         The Plan is intended to constitute an "unfunded" plan of incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Board otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 17.  General Provisions

         17.1 All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act, the Exchange Act, any stock exchange or over-the-counter market upon which the Stock is then listed, and any applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         17.2 Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

         17.3 The adoption of the Plan shall not confer upon any Participant any right to continued employment with the Company nor shall it interfere in any way with the right of the Company to terminate its relationship with any of its Employees, directors or Independent Contractors at any time.

         17.4 No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any award under the Plan, the Participant who is an Employee of the Company shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. To the extent permitted by the Board, in its sole discretion, the minimum required withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

         17.5 The Board shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid.

         17.6 The Plan shall be governed by and subject to all applicable laws and to such approvals by any governmental or regulatory agency as may be required.

SECTION 18.  Effective Date and Term of Plan

         The Plan shall be effective as of the effective date the Plan is adopted by the Board of Directors and Shareholders of the Company, (the "Effective Date"), subject to the consent or approval of the Company's stockholders as provided below. No Stock Option award shall be granted pursuant to the Plan on or after ten years from the Effective Date, but Stock Options granted prior to such tenth anniversary may be exercised after such date. If the Plan is not approved by a majority of the votes cast at a duly held meeting at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the Plan, within 12 months after such effective date, any Incentive Stock Options that have been granted shall automatically become Non-Qualified Stock Options.

SECTION 19.  Interpretation

          A determination of the Board as to any question which may arise with respect to the interpretation of the provisions of this Plan or any Options shall be final and conclusive, and nothing in this Plan, or in any regulation hereunder, shall be deemed to give any Participant, his legal representatives, assigns or any other person any right to participate herein except to such extent, if any, as the Board may have determined or approved pursuant to this Plan. The Board may consult with legal counsel who may be counsel to the Company and shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel.

SECTION 20.  Governing Law

         With respect to any Incentive Stock Options granted pursuant to the Plan and the agreements thereunder, the Plan, such agreements and any Incentive Stock Options granted pursuant thereto shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the Commonwealth of Pennsylvania shall govern the operation of, and the rights of Participants under, the Plan, the agreements and any Options granted thereunder.

SECTION 21.  Compliance With The Rules

         21.1 Unless an Insider could otherwise transfer shares of Stock issued hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of grant of an Option to the date of disposition of the Stock issued upon exercise of such Option.

         21.2 It is the intent of the Company that this Plan comply in all respects with the Rules in connection with any grant of Options to, or other transaction by, an Insider. Accordingly, if any provision of this Plan or any agreement relating to an Option does not comply with the Rules as then applicable to any such Insider, such provision will be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person. In addition, the Board shall have no authority to make any amendment, alteration, suspension, discontinuation, or termination of the Plan or any agreement hereunder, or take other action if such authority would cause an Insider's transactions under the Plan not to be exempt under the Rules.

         21.3 Certain restrictive provisions of the Plan have been implemented to facilitate the Company's and Insiders' compliance with the Rules. The Board, in its discretion, may waive certain of these restrictions, provided the waiver does not relate in any way to an Insider and, provided further, such waiver or amendment is carried out in accordance with Section 15 hereof.

SECTION 22.  Substitution of Options in a Merger, Consolidation or Share
             Exchange

         In the event that the Company becomes a party to a merger, consolidation or share exchange (a "Business Combination") and in connection therewith substitutes options under the Plan for options of another party to such Business Combination, notwithstanding the provisions of the Plan, the terms of such substituted options may have the same terms and conditions (provided that the number of shares issuable and the exercise prices are adjusted in accordance with the terms of the Business Combination) as the former options of such other party to the Business Combination, provided, however, that the exercise price of the Options to be granted under the Plan shall be lawful consideration as determined by the Board.